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                                                                     EXHIBIT 8.1

                     Form of Opinion of Irell & Manella LLP


                                 October 7, 1999


The Presley Companies
19 Corporate Plaza
Newport Beach, California 92660

Ladies and Gentlemen:

         We have acted as counsel for The Presley Companies, a Delaware corporation ("COMPANY"), in connection with the proposed merger of Company with and into Presley Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Company ("SUBSIDIARY") (Company and Subsidiary are collectively referred to herein as the "PARTIES"). You have requested our opinion concerning certain United States federal income tax consequences of the merger (the "MERGER") of Company with and into Subsidiary.

         In connection with this opinion, we have reviewed such documents as we have found necessary or appropriate, including, without limitation, the Registration Statement on Form S-4 filed on October 7, 1999 with the Securities and Exchange Commission, and related documents pertaining to the Merger. In expressing our opinion, we are relying upon, and the opinion stated in this letter is expressly based upon, the information and representations contained in the documents provided to us by the Parties and the information and representations provided in our discussions with representatives of the Parties. Certain of the representations of the Parties are set forth in the Officer's Certificate for Company and Subsidiary (the "OFFICER'S CERTIFICATE"), which is appended hereto as Exhibit A. We assume (without any independent investigation), and have relied on the assumptions, that the Officer's Certificate has been executed by appropriate officers of Company and Subsidiary, and that such Officer's Certificate is now true and correct and will be true and correct at the time of the Merger. We assume that the documents and information provided to us present an accurate and complete description of all of the facts relevant to the Merger. Finally, we assume that the Merger will be reported by each of Company and Subsidiary on their respective federal income tax returns in a manner consistent with the opinion set forth below.

         Based upon the foregoing, and assuming that the transactions contemplated by the documents referred to above are consummated in accordance with their terms, we are of the opinion that, subject to all the qualifications, limitations, and assumptions set forth herein, the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section

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The Presley Companies
October 7, 1999
Page 2



368(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and that accordingly:

         (i) The holders of Company common stock will recognize no gain or loss upon the receipt of Subsidiary common stock in exchange for their Company common stock, excluding the impact of cash received in exchange for fractional interests from the agent designated by Company;

         (ii) The holders of Company common stock will have an initial tax basis in Subsidiary common stock received that is the same as their adjusted tax basis in Company common stock exchanged therefor;

         (iii) The holders of Company common stock will have a holding period for Subsidiary common stock received that includes their holding period for their Company common stock exchanged therefore; and

         (iv) To the extent that they receive cash in exchange for fractional interests, the holders of Company common stock will recognize gain or loss equal to the difference between their basis in such fractional interest and the amount of cash received with respect to such fractional interests. Such gain or loss will be treated as capital gain or loss, with gain resulting from fractional interests held for more than one year taxed as a maximum rate of 20% and gain resulting from fractional interests held for one year or less taxed at a maximum rate of 39.6%;

         (v) Company and Subsidiary will not recognize any taxable gain or loss as a result of the Merger; and

         (vi) Neither the Merger nor the adoption of the transfer restrictions with respect to Subsidiary common stock, by themselves, will impair the ability of Subsidiary, Company and other members of their affiliated group which file a consolidated federal income tax return, to utilize Company's federal tax net operating loss carryforwards, federal investment tax credit carryforwards and other material federal tax benefits.

We express no opinion as to any compensation income that might be realized by any stockholders and option holders of Company, whether vested or unvested, as a consequence of the Merger.

         In expressing this opinion, we mean that, if the IRS were to assert a position contrary to the conclusions described herein, the conclusions described herein, if properly presented to a court, should prevail. The IRS may take positions contrary to the conclusions expressed herein, including contrary positions as to the applicable facts, and there is a risk that such positions might ultimately be sustained by the courts. Our opinion is not binding on the IRS or the courts. It merely represents our best judgment and thus should not be construed as a guarantee of ultimate results.

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The Presley Companies
October 7, 1999
Page 3



         The opinion set forth herein is based on our interpretation of the applicable provisions of the Code, the Income Tax Regulations promulgated thereunder (the "REGULATIONS"), and administrative and judicial interpretations of the Code and the Regulations, all as currently in effect. Any or all of these could change, and any such change could require a conclusion or conclusions different from the opinion expressed herein. We do not undertake to advise you as to any future changes in the Code, the Regulations, or administrative or judicial interpretations of either that may affect our opinion unless we are specifically retained to do so.

         This opinion does not address all aspects of federal income taxation that may be relevant to a particular stockholder or to certain types of stockholders that are subject to special treatment under the federal income tax laws such as banks, insurance companies, tax-exempt organizations, dealers in securities, stockholders who received Company common stock as compensation or upon the exercise of options received as compensation, stockholders who hold Company common stock as part of a hedge, straddle or conversion transaction, or foreign taxpayers, or any aspect of state, local or foreign tax laws. Furthermore, this opinion relates only to the stockholders who hold Company common stock and Subsidiary common stock as a capital asset.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 and the reference to us under the caption "Federal Income Tax Consequences" in the Prospectus/Proxy Statement included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act.

         This opinion is being delivered to you in our capacity as counsel for Company. This opinion is solely for the benefit of Company, Subsidiary, and the stockholders of Company and may not be used or relied upon by any other person.

                                       Very truly yours,

                                       /s/ Irell & Manella LLP

                                       IRELL & MANELLA LLP

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                              OFFICER'S CERTIFICATE
                              ---------------------



                              THE PRESLEY COMPANIES
                               19 CORPORATE PLAZA
                         NEWPORT BEACH, CALIFORNIA 92660



                                 October 7, 1999


Irell & Manella LLP
1800 Avenue of the Stars
Suite 900
Los Angeles, CA 90067

Re:      Merger of The Presley Companies
         with and into Presley Merger Sub, Inc.
         --------------------------------------

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on October 7, 1999 (the "REGISTRATION STATEMENT"), you will render an opinion concerning certain United States federal income tax consequences of the Merger. The Registration Statement describes the proposed merger (the "MERGER") of The Presley Companies, a Delaware corporation ("COMPANY"), with and into Presley Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Company ("SUBSIDIARY"),

         In connection with such opinion, and recognizing that you will rely on this letter in rendering said opinion, the undersigned, a duly authorized officer of each of Company and Subsidiary, acting as such, hereby certifies, to the best knowledge and belief of the management of each of Company and Subsidiary, that the facts relating to the Merger as described in the Registration Statement are true, correct and complete in all material respects and that the statements and representations stated herein are true, correct and complete in all material respects at the date hereof and will continue to be true, correct and complete in all material respects as of time of the Merger.

Representations.

         1. The fair market value of the Subsidiary stock and other consideration received by each Company stockholder will be approximately equal to the fair market value of the Company stock surrendered in the exchange.

         2. To the best knowledge and belief of management of the Company, neither Company nor any person related to Company within the meaning of Income Tax

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Regulations section 1.368-1(e)(3) has purchased, redeemed or otherwise acquired, or made any extraordinary distributions (as defined in Temporary Income Tax Regulations section 1.368-1T(e)(1)(ii)) with respect to any Company stock prior to and in connection with the Merger, or otherwise as part of a plan of which the Merger is a part. To the best knowledge and belief of management of the Company, neither Subsidiary nor any "related person" of Subsidiary within the meaning of Income Tax Regulations section 1.368-1(e)(3) has any plan or intention to purchase, redeem or otherwise reacquire any Subsidiary stock issued in the Merger or has purchased any Company stock prior to and in connection with the Merger with consideration other than Subsidiary stock.

         3. Immediately following consummation of the Merger, the stockholders of Company will own all of the outstanding Subsidiary stock and will own such stock solely by reason of their ownership of Company stock immediately prior to the Merger.

         4. Subsidiary has no plan or intention to issue additional shares of its stock following the Merger.

         5. Immediately following consummation of the Merger, Subsidiary will possess the same assets and liabilities, except for assets used to pay dissenters to the Merger, if any, and assets used to pay expenses incurred in connection with the Merger, as those possessed by Company immediately prior to the Merger. Assets used to pay expenses, assets used to pay dissenters to the Merger, if any, and all redemptions and distributions (except for regular, normal dividends) made by Company immediately preceding the Merger will, in the aggregate, constitute less than one percent (1%) of the net assets of Company. Dissenting stockholders, if any, will own less than one percent (1%) of the Company stock.

         6. At the time of the Merger, Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company, other than employee options which will be assumed by Subsidiary in connection with the Merger.

         7. Subsidiary has made no plan or intention to sell or otherwise dispose of any of the assets of Company acquired in the Merger, except for dispositions made in the ordinary course of business.

         8. The liabilities of Company assumed by Subsidiary plus the liabilities, if any, to which the transferred assets are subject were incurred by Company in the ordinary course of its business and are associated with the assets transferred.

         9. Following the Merger, Subsidiary will continue the historic business of Company or use a significant portion of Company's historic business assets in a business.

         10. The stockholders of Company will pay their respective expenses, if any, incurred in connection with the Merger.

         11. Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Internal Revenue Code.


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         12. None of the compensation received by any stockholder-employee of
Company pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of Company stock. None of the shares of Subsidiary stock received by any stockholder-employee of Company pursuant to the Merger are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of Company pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         13. Neither Company nor Subsidiary will make any payment of cash in lieu of fractional shares of Subsidiary stock in connection with the Merger.

Reliance by You in Rendering Opinions; Limitations on Your Opinions.

         1. The undersigned recognizes that (i) your opinion will be based on the representations set forth herein, and on the statements contained in the Registration Statement and the documents related thereto, and (ii) your opinion will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

         2. The undersigned recognizes that your opinion will not address any tax consequences of the Merger or any action taken in connection therewith, except as expressly set forth in such opinion.

         3. Company undertakes to inform you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the time of the Merger.


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         This letter is being furnished to you solely for your benefit and for use in rendering your opinions and is not to be used, circulated, quoted or otherwise referred to for any other purpose (other than inclusion in your opinions) without the express written consent of Company and Subsidiary.

Very truly yours,

The Presley Companies
Delaware corporation



By:  /s/ David Siegel
    -----------------------------------
    Name:  David Siegel
    Title:  Chief Financial Officer


Presley Merger Sub, Inc.
Delaware corporation



By:  /s/ David Siegel
    -----------------------------------
    Name:  David Siegel
    Title:  Chief Financial Officer